Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Robert Kimball (“Executive”) and RealNetworks, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company;

WHEREAS, the Company and Executive have entered into a Change in Control and Severance Agreement dated as of February 24, 2010 (the “Severance Agreement”);

WHEREAS, the Company and Executive have entered into a Retention Letter Agreement dated as of February 24, 2010 (the “Retention Agreement”);

WHEREAS, the Company and Executive have entered into an employee confidentiality agreement (the “Confidentiality Agreement”);

WHEREAS, the Company has granted Executive stock options, restricted stock and restricted stock units, from time to time (each an “Equity Award” and collectively the “Equity Awards”), which are reflected on Appendix A, each pursuant to a specific stock award agreement (collectively, the “Stock Agreements”);

WHEREAS, Executive’s employment with the Company will terminate on or about April 15, 2011 (the “Separation Date”);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Consideration. Executive agrees that the consideration provided below in Section 1(b) constitute good and adequate consideration for the promises, covenants, restrictions and other terms and conditions provided by this Agreement.

a. Accrued Payments. The Company agrees to pay Executive (i) Executive’s accrued but unpaid salary and (ii) Executive’s accrued but unused vacation, in each case which has accrued through the Separation Date. The Company also agrees to pay Executive for any unreimbursed business expenses required to be reimbursed to Executive pursuant to the Company’s normal and customary business expense reimbursement procedures.

b. Severance Consideration. The consideration set forth in this Section 1(b) is referred to collectively as the “Severance Consideration.”

(i) Severance Payment. The Company agrees to pay Executive, in a single lump sum cash payment, an amount equal to one million five hundred and seventy-five thousand dollars ($1,575,000), less applicable withholding, on the Company’s first payroll date occurring after the Effective Date (as defined below in Section 25) of this Agreement, which reflects eighteen (18) months of salary and target annual incentive bonus.

(ii) Pro-Rata Incentive Bonus. The Company agrees to pay Executive, in a single lump sum cash payment, an amount equal to one hundred and fifty-three thousand and one hundred and twenty-five dollars ($153,125), less applicable withholding, on the Company’s first payroll date occurring after the Effective Date, which reflects the pro-rata portion of Executive’s annual incentive bonus for the year of the Separation Date.

(iii) Cash Retention Award. The Company agrees to pay Executive, in a single lump cash payment, an amount equal to two hundred and eight-three thousand dollars ($283,000), less applicable withholding, on the Company’s first payroll date occurring after the Effective Date, which reflects the unvested portion of the retention payment set forth in the Retention Agreement.

(iv) Equity Awards. The Company agrees that, to the extent not already fully vested, the vesting of each Equity Award listed on Appendix A shall be fully accelerated as of the Separation Date. The Company intends that Appendix A includes all of the outstanding stock options and restricted stock units granted to Executive. Each of Executive’s stock option awards listed on Appendix A shall be amended, to the extent necessary, so as to provide Executive with a period equal to the lesser of (A) eighteen (18) months after the end of the consulting period described below in Section 1(b)(vi), or (B) the remaining term of the stock option to exercise such stock options. For example, if such stock options had been granted with a ten (10) year maximum term, then Executive would have until the end of such maximum term or eighteen (18) months from the end of the consulting period, whichever is less, to exercise such stock options. The Equity Awards shall in all other respects remain subject to all of the other terms and conditions of the applicable Stock Agreements (as amended and/or modified by the terms of the Severance Agreement or Retention Agreement).

(v) Benefits. The Company agrees to reimburse Executive for premiums incurred to continue group health benefits for Executive, his spouse and any children, provided the Executive makes the appropriate health continuation election pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), until the first to occur of (A) eighteen (18) months following the Separation Date, or (B) the date Executive obtains comparable coverage. The Company will make the reimbursements described in the preceding sentence on a monthly basis. Notwithstanding anything to the contrary in this Section 1(b)(v), if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which Executive becomes covered under similar plans or (y) the last day of the eighteenth (18th) calendar month following the month in which Executive terminations employment.

(vi) Consulting Services. Executive shall serve as a consultant, as reasonably requested by the Company to assist with an orderly transition of duties and responsibilities, for a period of three (3) months following the Separation Date. Executive will be compensated at a monthly rate equal to forty-three thousand and six hundred and sixty-six dollars ($43,666) per month. The Company will also reimburse Executive for any related business expenses in accordance with standard Company policies. Executive will make himself reasonably available to provide the consulting services, but notwithstanding anything to the contrary in this Agreement, Executive shall not be required to perform any services under the Consulting Agreement that would result in Executive providing services at a level greater than twenty percent (20%) of the average level of services Executive performed for the Company during the thirty-six (36) month period immediately preceding the Separation Date.

c. Executive specifically acknowledges that Executive is not entitled to receive any additional severance, termination payments, wages, bonus or other form of compensation from the Company.

2. Benefits. Executive’s health insurance benefits will cease on the last day of April 2011, subject to Executive’s right to continue his health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

3. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

4. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; Washington State Law Against Discrimination, as amended (Wash. Rev. Code §§ 49.60.010 et seq.); Washington Equal Pay Law, as amended (Wash. Rev. Code § 49.12.175); Washington sex discrimination law (Wash. Rev. Code § 49.12.200); Washington age discrimination law (Wash. Rev. Code § 49.44.090); Washington whistleblower protection law (Wash. Rev. Code §§ 49.60.210, 49.12.005, and 49.12.130); Washington genetic testing protection law (Wash. Rev. Code § 49.44.180); Washington Family Care Act (Wash. Rev. Code § 49.12.270); Washington Minimum Wage Act (Wash. Rev. Code §§ 49.46.005 to 49.46.920); Washington wage, hour, and working conditions law (Wash. Rev. Code §§ 49.12.005 to 49.12.020, 49.12.041 to 49.12.050, 49.12.091, 49.12.101, 49.12.105, 49.12.110, 49.12.121, 49.12.130 to 49.12.150, 49.12.170, 49.12.175, 49.12.185, 49.12.187, 49.12.450); Washington wage payment law (Wash. Rev. Code §§ 49.48.010 to 49.48.190).;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage or expense arising out of any dispute over Company withholding the incorrect amount from any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to Executive’s vested rights in retirement or similar plans, programs or accounts. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company).

In addition, nothing in this release shall (i) operate to release or waive Executive’s rights, if any, under contract, law, as an employee, officer or director of the Company, to be defended and indemnified by the Company against, any and all liability incurred with respect to any claim or proceeding to which Executive is or is threatened to be made a party because of Executive’s service as an employee, officer or director, or Chairman of the Board of the Company, or (ii) operate to release or waive Executive’s rights, as an employee, officer or director of the Company, to be named, protected by and have coverage rights under the Company’s insurance policies.

As a condition to receiving the Severance Consideration, within seven (7) days after the Separation Date, Executive agrees to sign and return to the Company the form of Release of Claims Agreement attached hereto as Appendix B (the “Release Agreement”). If Executive revokes such Release Agreement he shall not be entitled to any Severance Consideration.

5. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.

Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider and sign this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Company’s Corporate Secretary at 2601 Elliott Avenue, Seattle, Washington, 98121, that is received prior to the Effective Date. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

6. Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the released party. Executive being aware of said principle agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Executive and the Company represent that they have no lawsuits, claims, or actions pending in their respective names, or on behalf of any other person or entity, against each other, or in Executive’s case, against any of the Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Releasees. The Company represents that as of the Effective Date of this Agreement, the Company and its directors and executive officers do not intend to bring against Executive, any claim, complaint, charge, duty, obligation, or cause of action of any kind or nature. If, within one year following the Separation Date, the Company commences any formal arbitration or other formal legal proceeding in a court of law against Executive, Executive shall be relieved of any and all of the obligations under Sections 10(a) and 12 of this Agreement.

8. Confidentiality. Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law or as provided below in this Section 8, Executive may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s undersigned counsel, and Executive’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that he will not publicize, directly or indirectly, any Separation Information.

Executive acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Executive breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Executive’s breach, except to the extent that such breach constitutes a legal action by Executive that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Executive from his obligations hereunder, nor permit him to make additional disclosures. Executive warrants that he has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

Prior to the disclosure of this Agreement pursuant to any applicable securities laws, the Company agrees to keep the Separation Information confidential except for legitimate business reasons on a need-to-know basis. Notwithstanding the foregoing, if the Company discloses Separation Information in any press release, public securities filing or otherwise (except to Company employees, agents and advisors), then Executive may disclose or discuss any Separation Information that the Company has disclosed.

9. Confidentiality Agreement. Executive agrees to abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Executive’s signature below constitutes his acknowledgement and agreement that upon the Company’s request, he shall promptly return all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

10. No Cooperation With Third Parties.

a. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena, court order, or other legal obligation to do so.

b. Executive agrees to immediately notify the General Counsel of the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company. The Company agrees to immediately notify Executive upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to Executive.

11. Cooperation with Company. Executive agrees that Executive shall reasonably cooperate with the Company in the resolution of any matters in which Executive was involved in during the course of Executive’s employment, or about which Executive has knowledge, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its officers, directors and employees.

Executive’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to consult with the Company regarding matters in which Executive has been involved or has knowledge; to assist the Company in preparing for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any litigation or other legal proceeding affecting the Company. Executive agrees to keep the Company apprised of his current contact information, including telephone numbers, work address, home address, and email address(es), and to promptly respond to communications from the Company in connection with this Section 11. Executive further agrees that should Executive be contacted (directly or indirectly) by any person or entity adverse to the Company, or any representative of such person or entity, Executive shall promptly, and no later than within 48 hours of such contact, notify the Chief Executive Officer and General Counsel of the Company (or in the absence of a Chief Executive Officer, notify the President of the Company, and in the absence of a General Counsel, notify the Deputy General Counsel of the Company).

The Company agrees to compensate Executive for all reasonable time incurred pursuant to this Section 11 at a rate of $550 per hour. Executive shall also be reimbursed for any documented and reasonable costs and expenses incurred in connection with providing such cooperation under this Section.

12. Non-Disparagement, No-Hire, Non-Solicitation and Non-Competition. As a condition of receiving the Severance Consideration, Executive agrees to remain subject to the Non-Disparagement, No-Hire and Non-Solicitation provisions of Section 4(b) of the Severance Agreement; provided, however, that the Non-Disparagement provision will not apply to any statements that Executive makes in addressing any disparaging statements made by the Company, its officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are truthful. The Company shall instruct its officers and directors to refrain from any disparaging statements about Executive for the same period for which Executive is subject to a Non-Disparagement requirement under this Section 12 and subject to Section 7; provided, however, that the Non-Disparagement provision will not apply to any statements that Company or its officers and directors make in addressing any disparaging statements made by Executive regarding the Company or its officers and directors so long as such statements are truthful.

As a further condition of receiving the Severance Consideration, Executive agrees for a period of one year following the Separation Date, Executive will not, either directly or indirectly, (i) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of, any business in competition with the Company’s business as conducted by the Company as of the Separation Date. The foregoing covenant shall cover Executive’s activities in every part of the Territory. “Territory” shall mean (i) all counties in the State of Washington, (ii) all other states of the United States of America and (iii) all other countries of the world.

The covenants contained in this Section 12 shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 12. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions this Section 12 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

13. Breach. Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement, shall entitle the Company immediately to recover and/or cease providing the Severance Consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

14. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

15. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16. Jurisdiction; Venue. The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation and any matters governed by this Agreement, shall be resolved in a court of competent jurisdiction in King County, Washington. The parties irrevocably consent to personal and exclusive jurisdiction and venue in the state and federal courts in King County, Washington.

17. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the Severance Consideration and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or the Company’s failure to properly withhold, or Executive’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, provided that the Company will not seek indemnification from Executive until after Executive has been adjudicated by a court of competent jurisdiction to have failed to pay or improperly delayed payment of any taxes.

18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Executive warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21. Section 409A. Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the final treasury regulations issued under Section 409A of the Code (the “Treasury Regulations”) shall not constitute deferred compensation for purposes of Section 409A of the Code. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute deferred compensation subject to Section 409A of the Code. For purposes of this

Section 21, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Separation Date occurs. With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to Section 409A of the Code, each of the following shall apply: (1) no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year of the Executive, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to the Executive in any other taxable year, and (3) the right to reimbursement of such expenses or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The Company and Executive agree that this Agreement and the rights granted to the Executive hereunder are intended to meet the requirements of paragraphs (2), (3) and (4) of Section 409A(a)(1)(A) of the Code. Notwithstanding anything to the contrary in this Agreement, no severance payments will become payable under this Agreement until Employee has a “separation from service” within the meaning of Section 409A of the Code.

This Section 21 is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to either (1) the six (6) month delay which may otherwise be required with respect to payments of deferred compensation to “specified employees” as defined in Section 409A, and (b) any additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

22. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including (but not by way of limitation) the Severance Agreement, Retention Agreement, and Confidentiality Agreement, but with the exception of the Stock Agreements and Section 4(b) of the Severance Agreement, all of which shall survive this Agreement.

23. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s then acting Chief Executive Officer or a specifically-authorized member of the Board.

24. Governing Law. This Agreement shall be governed by the laws of the State of Washington, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of Washington.

25. Effective Date.

a. Executive has seven (7) days after the date that he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date.

b. Executive has seven (7) days after the date that he signs the Release Agreement to revoke it. The Release Agreement will become effective on the eighth (8th) day after Executive signed such Release Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”).

26. Expiration of Agreement. This Agreement is executable during the period commencing on March 26, 2011 and ending at 5:00 p.m. (PDT) on April 15, 2011. If Executive has not executed this Agreement and the Release Agreement by April 22, 2011, then this Agreement is null and void.

27. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	He has read this Agreement;

(b)	He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	He understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	He is fully aware of the legal and binding effect of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Robert Kimball, an individual

Dated: 3/28/2011	/s/ Robert Kimball
Robert Kimball

REALNETWORKS, INC.

Dated: 3/28/2011	By	/s/ Janice Roberts
Janice Roberts, Compensation Committee Chair

APPENDIX A

Kimball Restricted Stock Units

Grant Date	No. Granted	Price	Released	Vested	Unvested	Outstanding
2/22/2008	22,500	$0.0000	12,240	16,876	5,624	5,624
9/9/2010	125,000	$0.0000	10,836	15,625	109,375	109,375

	147,000		23,076	32,501	114,999	114,999

Kimball Non-Qualified Stock Options

Grant Date	No. Granted	Price	Vested	Unvested	Outstanding
8/31/2001	200,000	$7.2200	200,000	0	200,000
8/31/2001	15,000	$7.2200	15,000	0	15,000
8/31/2001	40,000	$7.2200	40,000	0	40,000
10/12/2001	61,450	$5.9400	61,450	0	61,450
8/5/2002	50,000	$3.7600	50,000	0	10,000
1/27/2003	100,000	$3.2300	100,000	0	10,000
7/24/2003	50,000	$6.1200	50,000	0	50,000
1/18/2005	50,000	$5.8400	50,000	0	50,000
3/15/2006	80,000	$8.2700	80,000	0	80,000
11/9/2006	70,000	$11.3800	70,000	0	70,000
4/6/2007	135,000	$7.6900	118,125	16,875	135,000
9/18/2007	75,000	$6.4900	65,625	9,375	75,000
2/22/2008	67,500	$6.0100	50,626	16,874	67,500
2/14/2009	130,000	$2.7500	65,000	65,000	130,000
2/1/2010	500,000	$4.2700	125,000	375,000	500,000
2/17/2010	60,000	$4.4200	60,000	0	60,000

	1,683,950		1,200,826	483,124	1,553,950

APPENDIX B

RELEASE AGREEMENT

Executive agrees that the Severance Consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; Washington State Law Against Discrimination, as amended (Wash. Rev. Code §§ 49.60.010 et seq.); Washington Equal Pay Law, as amended (Wash. Rev. Code § 49.12.175); Washington sex discrimination law (Wash. Rev. Code § 49.12.200); Washington age discrimination law (Wash. Rev. Code § 49.44.090); Washington whistleblower protection law (Wash. Rev. Code §§ 49.60.210, 49.12.005, and 49.12.130); Washington genetic testing protection law (Wash. Rev. Code § 49.44.180); Washington Family Care Act (Wash. Rev. Code § 49.12.270); Washington Minimum Wage Act (Wash. Rev. Code §§ 49.46.005 to 49.46.920); Washington wage, hour, and working conditions law (Wash. Rev. Code §§ 49.12.005 to 49.12.020, 49.12.041 to 49.12.050, 49.12.091, 49.12.101, 49.12.105, 49.12.110, 49.12.121, 49.12.130 to 49.12.150, 49.12.170, 49.12.175, 49.12.185, 49.12.187, 49.12.450); Washington wage payment law (Wash. Rev. Code §§ 49.48.010 to 49.48.190).;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage or expense arising out of any dispute over Company withholding the incorrect amount from any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to Executive’s vested rights in retirement or similar plans, programs or accounts. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company).

In addition, nothing in this release shall (i) operate to release or waive Executive’s rights, if any, under contract, law, as an employee, officer or director of the Company, to be defended and indemnified by the Company against, any and all liability incurred with respect to any claim or proceeding to which Executive is or is threatened to be made a party because of Executive’s service as an employee, officer or director, or Chairman of the Board of the Company, or (ii) operate to release or waive Executive’s rights, as an employee, officer or director of the Company, to be named, protected by and have coverage rights under the Company’s insurance policies.

Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.

Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Release Agreement; (b) he has twenty-one (21) days within which to consider and sign this Release Agreement; (c) he has seven (7) days following his execution of this Release Agreement to revoke this Release Agreement; (d) this Release Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Release Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Company’s Corporate Secretary at 2601 Elliott Avenue, Seattle, Washington, 98121, that is received prior to the Effective Date. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the released party. Executive being aware of said principle agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

IN WITNESS WHEREOF, the Parties have executed this Release Agreement on the respective dates set forth below (which shall be no earlier than the Separation Date)

Robert Kimball, an individual

Dated:
Robert Kimball

REALNETWORKS, INC.

Dated:	By
Janice Roberts, Compensation Committee Chair